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                                                                    Exhibit 99.1

FEBRUARY 4, 2002                          CONTACT:  TIMOTHY W. BAKER, EVP, CFO
FOR IMMEDIATE RELEASE                               Photoelectron Corporation
                                                    TBAKER@PHOTOELECTRON.COM
                                                    PHONE: (781) 861-2069


             PHOTOELECTRON CORPORATION ELECTS NEW PRESIDENT AND CEO


LEXINGTON, MASS. Photoelectron Corporation (PeC) (AMEX:PHX) announced today that Peter M. Nomikos, the Chairman of the Board of Photoelectron, has been elected Interim President and Chief Executive Officer of the Company. Timothy
W. Baker, the Company's Executive Vice President and Chief Financial Officer, has also been elected to the additional post of Chief Operating Officer. Euan
S. Thomson resigned as President and CEO of Photoelectron to pursue other opportunities, but will continue in an advisory role during the transition process.

Mr. Nomikos founded Photoelectron in 1989 and served as CEO until May 2000 and as President and Treasurer of the Company until March 1999. Mr. Nomikos was a co-founder of Thermo Electron Corporation and has been involved in maritime shipping and venture finance for the past 45 years. Members of Mr. Nomikos' immediate family holds approximately 35% of the Company's outstanding common stock.

"I am very pleased that the Board of Directors has asked me to guide the Company through this important transition period. I remain more than ever convinced that Photoelectron has created significant commercial opportunities and I look forward to working closely with the Company's management team towards their speedy realization," stated Mr. Nomikos. "We thank Euan Thomson for his contributions to the Company and wish him well in his new endeavors."

ABOUT PHOTOELECTRON

Established in 1989 and based in Lexington, Massachusetts, PeC has focused its development efforts on creating miniature x-ray systems for a variety of applications. The initial focus of the Company involved extensive research and development to miniaturize an x-ray system for cancer treatment. The expertise and technology developed during this process has enabled the Company to develop x-ray systems for multiple medical and industrial market applications. The company's Web site is located at www.photoelectron.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995; Any statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, the validity and enforceability of intellectual property rights, the outcome of government regulatory proceedings, competitive products, risks in product and technology development, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.

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